Exhibit 107

Calculation of Filing Fee Tables

FORM S-3 ASR

(Form Type)

Bath & Body Works, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(3)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

	Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.50 per share	Rules 457(j)	136,380	82.00	(2)	$11,183,160	0.0000927	$1,037	N/A	N/A	N/A	N/A
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A		N/A	N/A	N./A
	Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A			N/A			N/A	N/A	N/A	N/A
	Total Offering Amounts						$11,183,160		$1,037
	Total Fees Previously Paid								N/A
	Total Fee Offsets								N/A
	Net Fee Due								$1,037

(1) Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), the registration statement on Form S-3ASR (Registration No. 333-263720) also covers any additional common shares which become issuable in connection with any stock dividend, stock split, recapitalization or other similar transactions with respect to the securities being registered pursuant to that registration statement.

(2) Highest price at which such securities subject to the offer of rescission were sold.

(3) The registration fee is calculated in accordance with Rule 457(j) of the Securities Act on the basis of the amount at which such securities were sold.